As filed with the Securities and Exchange Commission on April 1, 2025

Registration No. 333-91455

Registration No. 333-26983

Registration No. 333-00811

Registration No. 33-53519

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 3 To Registration Statement on Form S-3 (No. 333-91455)

Post-Effective Amendment No. 2 To Registration Statement on Form S-3 (No. 333-26983)

Post-Effective Amendment No. 4 To Registration Statement on Form S-3 (No. 333-00811)

Post-Effective Amendment No. 3 To Registration Statement on Form S-3 (No. 33-53519)

UNDER THE SECURITIES ACT OF 1933

VOXX International Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-1964841 (I.R.S. Employer Identification No.)

2351 J. Lawson Boulevard

Orlando, Florida 32824

(800) 645-7750

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Patrick M. Lavelle

VOXX International Corporation

2351 J. Lawson Boulevard
Orlando, Florida 32824

(800) 645-7750

(Name, address, including zip code and telephone number, including area code, of agent for service)

With copies to:

Benjamin L. Stulberg

Ashley L. Gullett

Jones Day

901 Lakeside Avenue

Cleveland, OH 44114

(216) 586-3939

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) of VOXX International Corporation, a Delaware corporation (the “Registrant” or “Company”), filed with the Securities and Exchange Commission (the “SEC”) on the dates specified below and are being filed to deregister any and all securities registered pursuant to the Registration Statements that remain unsold or otherwise unissued under the Registration Statements:

•	Registration No. 333-91455 originally filed with the SEC on November 22, 1999.

•	Registration No. 333-26983 originally filed with the SEC on May 13, 1997.

•	Registration No. 333-00811 originally filed with the SEC on February 8, 1996.

•	Registration No. 33-53519 originally filed with the SEC on May 6, 1994.

On April 1, 2025 pursuant to the terms and conditions of that certain Agreement and Plan of Merger, dated as of December 17, 2024, by and among the Registrant, Gentex Corporation, a Michigan corporation (“Gentex”), and Instrument Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Gentex (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation. As a result of the Merger, the Company became a wholly owned subsidiary of Gentex.

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the Registration Statements that remain unsold or otherwise unissued as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hauppauge, State of New York, on April 1, 2025.

VOXX INTERNATIONAL CORPORATION

By:	/s/ Loriann Shelton
Name: Loriann Shelton
Title: Senior Vice President, Chief Financial Officer, Chief Operating Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.